Analyst Contacts:    Thad Vayda    News Release
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Diane Vento
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Media Contact:    Guy A. Cantwell    FOR RELEASE: February 16, 2014
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TRANSOCEAN LTD. ANNOUNCES 2014 ANNUAL GENERAL MEETING; BOARD RECOMMENDS DIVIDEND OF $3.00 PER SHARE, OTHER AGENDA ITEMS

ZUG, SWITZERLAND—February 16, 2014—Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today announced that the Board of Directors has recommended certain proposals for shareholder approval at the 2014 Annual General Meeting of Shareholders (“AGM”). The AGM, which will be open to shareholders of record as of April 29, 2014, will be held at 5 p.m., CET, on May 16, 2014, in Cham, Switzerland. Additional details on the AGM will be provided to shareholders in the company's proxy statement.

Transocean’s Board of Directors is recommending that the company’s shareholders approve at the AGM a U.S. dollar-denominated dividend of $3.00 per share, or approximately $1.1 billion in the aggregate (based upon the number of currently outstanding shares), out of additional paid-in capital. The Board expects that the proposed dividend will be payable in four quarterly installments, set for June 2014, September 2014, December 2014 and March 2015.

In the interest of all of its stakeholders, and in the context of a cyclical and capital-intensive industry, the Board remains focused on driving long-term value through the execution of the company’s disciplined capital allocation strategy. This strategy includes maintaining a strong, flexible balance sheet and an investment grade rating on the company’s debt; profitable reinvestment in the business through value-enhancing opportunities; and the sustainable distribution of excess cash to shareholders. The Board believes that the level of the proposed dividend supports these key objectives and continues to provide a basis for a sustainable dividend in the future as business conditions warrant.

In addition, the Board of Directors recommends that the company’s shareholders approve, among other items:

•	The reduction in the maximum size of the Board of Directors to 11 members from 14;

•
Amendments to the company’s Articles of Association to implement the Ordinance Against Excessive Compensation at Public Companies, dated November 20, 2013, effective as of January 1, 2014 (commonly known as the Minder Ordinance);

•
Amendment to the vote standard pursuant to the company’s Articles of Association such that, in uncontested elections, the members of the Board of Directors be elected by a relative majority of the votes cast at the general meeting instead of a plurality of votes;

•
The re-election of Glyn A. Barker, Vanessa C. L. Chang, Frederico F. Curado, Chad Deaton, Martin B. McNamara, Samuel J. Merksamer, Edward R. Muller, Steven L. Newman, Tan Ek Kia and Ian C. Strachan, and the election of Vincent J. Intrieri as members of the Board of Directors, each for a term extending until completion of the next AGM;

•	The election of Ian C. Strachan as Chairman of the Board of Directors for a term extending until completion of the next AGM;

•
The election of Frederico F. Curado, Martin B. McNamara, Vincent J. Intrieri and Tan Ek Kia as members of the Board of Directors’ compensation committee, each for a term extending until completion of the next AGM;

•	The re-adoption of the company's authorized share capital, corresponding to approximately 6% of the company's currently registered share capital, for a two-year period; and

•	The discharge to the members of the Board of Directors and executive management from liability for activities during fiscal year 2013.

Forward-Looking Statements
The statements described in this press release that are not historical facts, including those regarding the proposed dividend and the timing of dividend payment dates, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which could be made include, but are not limited to, the dividend and timing of dividend payments, director nominees and certain voting items at the 2014 Annual General Meeting. These include but are not limited to business and market conditions, operating hazards and delays, risks associated with international operations, actions by customers and other third parties, the future prices of oil and gas and other factors, including those discussed in the company's most recent Form 10-K for the year ended December 31, 2012 and in the company's other filings with the SEC, which are available free of charge on the SEC's website at www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements. All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company’s website at www.deepwater.com.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange. Investors must rely on their own evaluation of Transocean Ltd. and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean Ltd.

Other Information
When filed, shareholders will be able to obtain, free of charge, copies of the 2014 Proxy Statement and any other documents filed by the Company with the SEC in connection with the AGM at the SEC's website (http://www.sec.gov), or at the Company's website (http://www.deepwater.com), or by contacting the company by email at info@deepwater.com. In addition, copies of the proxy materials, when available, may be requested from the company's proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022.

About Transocean
Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of, 79 mobile offshore drilling units consisting of 46 high-specification floaters (ultra-deepwater, deepwater and harsh-environment drilling rigs), 22 midwater floaters and 11 high-specification jackups. In addition, the company has seven ultra-deepwater drillships and five high-specification jackups under construction.

For more information about Transocean, please visit www/deepwater.com.